Exhibit 99

NEWS RELEASE

NYSE: MMP

Date:	June 24, 2004

Contact:	Paula Farrell
(918) 573-9233
paula.farrell@magellanlp.com

Magellan Midstream Partners to Acquire Strategic Refined Products Pipeline System

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has agreed to acquire more than 2,000 miles of refined petroleum products pipeline infrastructure from Shell Oil Products US for $492.4 million. The pipeline systems will provide the partnership direct connectivity to the U.S. Gulf Coast refining region as well as access to markets in western Texas and Colorado.

“This acquisition complements our existing petroleum products pipeline system and our Galena Park and Dallas terminals extremely well,” said Don Wellendorf, Magellan’s chief executive officer. “These assets serve as a significant and strategic extension of our Magellan Pipeline system, which we believe will create considerable operating synergies and expansion opportunities for our petroleum products pipeline and independent terminal assets.”

A map depicting the location of the assets being acquired and the partnership’s existing assets is available at http://www.magellanlp.com/docs/mmp-asset-portfolio.pdf. An overview of the primary pipeline assets to be acquired follows:

Orion Refined Products System: a 1,000-mile pipeline system originating in Houston, Texas with delivery to a wholly-owned terminal in Odessa, Texas, a third-party terminal in El Paso, Texas, third-party facilities in central Texas and the mid-continent region of the United States via an interconnect with Magellan Pipeline at Duncan, Oklahoma;

Hearne Refined Products System: a 145-mile pipeline system originating in Hearne, Texas with delivery to third-party terminals in Waco and Dallas, Texas and to a terminal owned by the partnership in Dallas;

Chase Refined Products System: a 700-mile pipeline system originating in El Dorado, Kansas with delivery to two wholly-owned and one third-party terminal in Kansas, a wholly-owned terminal near Denver, Colorado and the Denver International Airport; and

Cimarron Refined Products System: a 175-mile pipeline originating in Glenpool and Cushing, Oklahoma with delivery to the Chase pipeline connection at El Dorado, Kansas. Magellan Pipeline serves as an interconnect between the Orion pipeline at Duncan, Oklahoma and the Cimarron pipeline at Cushing, Oklahoma.

In addition to the pipeline systems, the acquisition will include five active system terminals and seven transshipment storage facilities with a combined storage capacity of approximately 6.4 million barrels.

The transaction is expected to close within 90 days, subject to customary due diligence and regulatory approval. In addition to the purchase price, the partnership will pay approximately $16 million for net working capital, assume $12.5 million in existing liabilities and incur $9.5 million for transition and transaction costs. Management intends to initially fund the acquisition with cash on hand and bank borrowings and permanently finance the acquisition with equal proceeds from equity and debt issuances.

The partnership plans to promptly initiate capital projects to connect its Galena Park terminal facility to the Orion pipeline, expand its Dallas terminal and increase the capacity of the Magellan Pipeline in Oklahoma to accept additional throughput from the Orion system. These initial expansion projects are expected to cost approximately $25 million and be fully operational by the end of 2006. Profitability from the acquired assets is expected to grow over the next several years as expansion projects are completed and as additional commercial opportunities are realized.

Annual operating profit from the acquired assets is expected to be between $40 and $45 million by 2007 and to average approximately $37 million during the 2005-2007 timeframe. Related book depreciation is expected to average approximately $18 million during 2005-2007, and maintenance capital for the acquired assets is expected to be approximately $2 million annually.

The partnership’s general partner has agreed to reduce the cash distributions attributable to its incentive distribution rights to accelerate the accretion in cash available for distributions to the limited partners from this acquisition. The amount of cash distributions to be paid to the general partner will be reduced by approximately $5 million and $3 million for 2005 and 2006, respectively, making more cash available for distribution to the limited partners. In addition, there will be a reduction to the general partner’s 2004 incentive cash distribution based on the timing of the transaction close.

The acquisition is expected to be immediately accretive to cash available for distributions to the partnership’s limited partners by at least 15 cents per unit on an annual basis. The transaction is not expected to materially impact earnings per limited partner unit during the remainder of 2004.

Lehman Brothers acted as exclusive financial advisor to the partnership in connection with this transaction.

The partnership will host an analyst conference call to discuss the acquisition today at 11:00 a.m. Eastern. To participate in the conference call, dial (800) 263-8506 and provide code 663638. Investors also may listen to the call via the partnership’s web site at

http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 2:00 p.m. Eastern today through midnight on July 1. To access the replay, dial (888) 203-1112 and provide code 663638. The replay also will be available at http://www.magellanlp.com.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.